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                                  EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Cathay Bancorp, Inc.:

We consent to the incorporation by reference in the registration statement (No. 033-33767) on Form S-3 and the registration statement (No. 333-87225) on Form S-8 of our report dated January 15, 2001, relating to the consolidated statements of condition of Cathay Bancorp, Inc. as of December 31, 2000 and 1999, and the related consolidated statements of income and comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000, annual report on Form 10-K of Cathay Bancorp, Inc.





                                        KPMG LLP

Los Angeles, California
March 30, 2001